EXHIBIT 5.1

January 21, 2004

LookSmart, Ltd.

625 Second Street

San Francisco, CA 94107

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 21, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,750,000 shares of Common Stock, par value $0.001 per share, reserved for issuance under the LookSmart, Ltd. 1999 Employee Stock Purchase Plan and the Amended and Restated 1998 Stock Plan. Such shares of Common Stock are referred to herein as the “Shares” and such plans are referred to herein as the “Plans”. As your counsel in connection with the foregoing transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati